 Filed Pursuant to Rule 424(b)(3)
 Registration Statement No. 333-270618
PROSPECTUS
551,458 shares
DMC Global Inc.
Common Stock
This prospectus relates to the offer and sale from time to time of up to 551,458 shares of our common stock by the selling stockholder identified in this prospectus. The registration of shares of our common stock does not necessarily mean that any of the shares of common stock will be offered or sold by the selling stockholder.
The selling stockholder may sell the shares of common stock offered by this prospectus from time to time as it may determine through ordinary brokerage transactions, directly to market makers, in private sales, through dealers or agents or through any other means described in “Plan of Distribution.” The selling stockholder may sell the shares of common stock at prevailing market prices or at prices negotiated with buyers. The selling stockholder will be responsible for any commissions due to brokers, dealers or agents and similar fees and fees of counsel incurred by it. We will be responsible for all other offering expenses. We will not receive any of the proceeds from the sale by the selling stockholder of the shares of common stock offered by this prospectus.
Shares of our common stock are listed on The Nasdaq Global Select Market, or Nasdaq, under the symbol “BOOM.” On March 30, 2023, the last reported sale price of our common stock on Nasdaq was $21.27 per share.
Investing in our common stock involves risk. You should carefully read and consider the risks that are described or referred to in “Risk Factors” beginning on page 5 of this prospectus.
Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is March 31, 2023.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, the selling stockholder may sell shares of our common stock in one or more offerings from time to time.
This prospectus provides you with a general description of the securities the selling stockholder may offer. Depending on the manner in which the selling stockholder sells securities under this shelf registration statement, we may provide one or more prospectus supplements that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, the documents incorporated by reference in this prospectus, any accompanying prospectus and any free writing prospectus that we have field with the SEC. You should also read and consider the information in the documents referred to in the sections of this prospectus and any accompanying prospectus entitled “Where You Can Find More Information” and “Incorporation by Reference.”
We have not, and the selling stockholder has not, authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus, in any accompanying prospectus or in any free writing prospectus that we have authorized for use in connection with the issuances and sales of the common stock offered hereby. We and the selling stockholder take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.
We are not, and the selling stockholder is not, making an offer to sell nor a solicitation of an offer to buy our common stock in any jurisdiction in which an offer or solicitation is not permitted or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.
The information appearing in this prospectus, any accompanying prospectus supplement, the documents incorporated by reference in this prospectus, and in any free writing prospectus that we have authorized for use in connection with the issuances and sales of the common stock offered hereby is accurate only as of its respective date, regardless of the time of delivery of the respective document or of any sale of securities covered by this prospectus. You should not assume that the information contained in or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus that we have authorized for use in connection with the issuances and sales of the common stock offered hereby, is accurate as of any date other than the respective dates thereof.
In this prospectus, references to “DMC,” the “Company,” “we,” “us” or “our” refer to DMC Global Inc. and its subsidiaries, unless the context suggests otherwise.
OUR COMPANY
DMC Global Inc. (“DMC”, “we”, “us”, “our”, or the “Company”) owns and operates Arcadia, Dyna Energetics and NobelClad, three innovative, asset-light manufacturing businesses that provide differentiated products and solutions to niche segments of the construction, energy, industrial processing and transportation markets. Arcadia supplies architectural building products, including exterior and interior framing systems, curtain walls, windows, doors, and interior partitions to the commercial construction market; and also supplies customized windows and doors to the high-end residential construction market. DynaEnergetics designs, manufactures and distributes highly engineered products utilized by the global oil and gas industry principally for the perforation of oil and gas wells. NobelClad is a leader in the production of explosion-welded clad metal plates for use in the construction of corrosion resistant industrial processing equipment and specialized transition joints. Both DynaEnergetics and NobelClad operate globally through an international network of manufacturing, distribution and sales facilities, while Arcadia’s products are sold in the United States through a network of service centers and distributors. Our principal executive offices are located at 11800 Ridge Parkway, Suite 300, Broomfield, Colorado 80021, and our telephone number is (303) 665-5700.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC. The address of that website is www.sec.gov. Our SEC filings are available to the public from the SEC’s website at www.sec.gov or from our website at www.dmcglobal.com. Additional information about us is also available on our website at www.dmcglobal.com. However, the information on our website is not part of this prospectus.
We have filed with the SEC a registration statement on Form S-3 (together with all exhibits, amendments and supplements, the “Registration Statement”) of which this prospectus constitutes a part, under the Securities Act of 1933, as amended (the “Securities Act”). This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules of the SEC. For further information pertaining to us, reference is made to the Registration Statement. Statements contained in this prospectus, any prospectus supplement or any document incorporated herein or therein by reference concerning the provisions of documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC. Copies of the Registration Statement and our other public filings may be inspected electronically through the SEC’s Electronic Data Gathering, Analysis and Retrieval System and may be obtained through the SEC web site at http://www.sec.gov.
INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” in this prospectus the information in the documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. We expect to file additional documents with the SEC in the future that will, when filed, update the current information included in or incorporated by reference into this prospectus. Any information that is part of this prospectus or any prospectus supplement that speaks as of a later date than any other information that is part of this prospectus or any prospectus supplement updates or supersedes such other information. You should consider any statement which is so modified or superseded to be a part of this prospectus only as so modified or superseded.
We incorporate by reference in this prospectus the documents listed below and any documents or portions thereof that we file with the SEC after the date of this prospectus under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (excluding, in each case, any portion of such document that may have been “furnished” but not “filed” for purposes of the Exchange Act) until we sell, or otherwise terminate the offering of, all of the securities that may be offered by this prospectus. We do not, however, incorporate by reference in this prospectus any documents or portions thereof, or any other information, that we furnish or are deemed to furnish, and not file, with the SEC in accordance with the SEC rules. The following documents have been filed by us with the SEC (File No. 001-14775) and are incorporated by reference into this prospectus:
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Our Annual Report on Form 10-K for the fiscal year ended December 31, 2022;

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The information in our Definitive Proxy Statement on Schedule 14A filed on March 28, 2023 that is incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2022;

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Our Current Reports on Form 8-K, filed with the SEC on January 5, 2023, January 17, 2023, January 20, 2023, February 16, 2023 and March 7, 2023 (excluding all information furnished in such reports under Item 2.02 or otherwise not deemed to be filed); and

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The description of our common stock, par value $0.05 per share, as set forth under the caption “Description of Registrant’s Securities to be Issued” in Amendment No. 1 to our Registration Statement on Form 8-A filed with the SEC on March 27, 2006, as amended and superseded by the description of our common stock contained in Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2022.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any of these documents (other than exhibits to these documents unless the exhibits specifically are incorporated by reference into these documents or referred to in this prospectus). Requests should be directed to the following address and telephone number:
DMC Global Inc.
11800 Ridge Parkway, Suite 300
Broomfield, Colorado 80021
(303) 665-5700
Attention: Lindsey Rhodes
Except as provided above, no other information, including information on our website, is incorporated by reference into this prospectus.
SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS
This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and section 21E of the Exchange Act. We intend the forward-looking statements throughout this prospectus, any document incorporated by reference herein and any free writing prospectus to be covered by the safe harbor provisions for forward-looking statements. Statements contained in this prospectus or those documents which are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. These statements can sometimes be identified by our use of forward-looking words such as “anticipate,” “expect,” “intend,” “plan,” “believe,” “seek,” “estimate,” “may,” “will,” “continue,” “project,” “forecast” and other phrases of similar meaning. The forward-looking information is based on information available as of the date of the relevant document and on numerous assumptions and developments that are not within our control. Although we believe that our expectations as expressed in these forward-looking statements are reasonable, we cannot assure you that our expectations will turn out to be correct. Factors that could cause actual results to differ materially include, but are not limited to, those factors referenced in our most recent Annual Report on Form 10-K, including geopolitical and economic instability, including recessions or depressions; inflation; supply chain delays and disruptions; the availability and cost of energy; transportation disruptions; the ability to obtain new contracts at attractive prices; the size and timing of customer orders and shipments; product pricing and margins; our ability to realize sales from our backlog; fluctuations in customer demand; fluctuations in foreign currencies; competitive factors; the timely completion of contracts; the timing and size of expenditures; the timely receipt of government approvals and permits; the price and availability of metal, aluminum, and other raw materials; fluctuations in tariffs or quotas; changes in laws and regulations, both domestic and foreign, impacting our business and the business of the end-market users we serve; the adequacy of local labor supplies at our facilities; current or future limits on manufacturing capacity at our various operations; our ability to successfully integrate Arcadia and future-acquired businesses; the impact of pending or future litigation or regulatory matters; the availability and cost of funds; our ability to access our borrowing capacity under our credit facility or access the capital markets; global economic conditions; and wars, terrorism and armed conflicts. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of the relevant document. Except as otherwise required by law, we undertake no obligation to publicly release the results of any revision to the forward-looking statements that may be made to reflect events or circumstances after the date of the relevant document or to reflect the occurrence of unanticipated events.

The Offering
Common stock offered by the selling stockholder
551,458 shares
Offering price
The shares being offered by the selling stockholder pursuant to this prospectus are being offered from time to time at, or about, the then-prevailing market prices or at prices negotiated with buyers.
Common stock outstanding on March 30, 2023
19,716,554 shares.
Trading symbol
Our common stock is listed on The Nasdaq Global Select Market under the symbol “BOOM.”
Use of proceeds
We will not receive any proceeds from the sale of shares in this offering by the selling stockholder.
Risk factors
Investing in our common stock involves a high degree of risk. Please see “Risk Factors” on page 5 of this prospectus and the other information included or incorporated by reference in this prospectus or any accompanying prospectus for a discussion of factors you should carefully consider before investing in our common stock.

RISK FACTORS
Investing in our common stock involves a high degree of risk. You should carefully consider the risks described in the “Risk Factors” sections of the documents that we incorporate by reference into this prospectus and any accompanying prospectus supplement. If any of the events described in such “Risk Factors” disclosures occur or such risks otherwise materialize, our business, financial condition, results of operations, cash flows, or prospects could be materially adversely affected. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. The risks described below and in the documents referenced above are not the only ones that we face.

USE OF PROCEEDS
All of the shares of common stock offered by the selling stockholder pursuant to this prospectus will be sold by the selling stockholder for its own account. We will not receive any of the proceeds from these sales, if any. We will pay all of the fees and expenses incurred by us in connection with this registration. We will not be responsible for fees and expenses incurred by the selling stockholder or any underwriting discounts or commissions.

SELLING STOCKHOLDER
On December 23, 2021, we completed the acquisition (the “Acquisition”) of 60% of Arcadia Products, LLC, a Colorado limited liability company resulting from the conversion of Arcadia, Inc., a California corporation, following a tax reorganization (“Arcadia”). The Acquisition was completed pursuant to an equity purchase agreement by and among the Company, Arcadia, the shareholders of Arcadia, Inc. and certain other parties (the “Equity Purchase Agreement”) entered into on December 16, 2021. At the closing of the Acquisition, the Company paid closing consideration of $284 million in cash (excluding $6 million in acquired cash) and 551,458 shares of its common stock, par value $0.05 per share. The shares of common stock were issued at closing to James Schladen and Victoria Schladen as trustees for the Schladen Family Trust, the selling stockholder hereunder. James Schladen is the former President of Arcadia. The selling stockholder may sell under this prospectus some, all or none of the 551,458 shares of common stock issued to it in the Acquisition.
The table below sets forth certain information regarding the selling stockholder and the shares of our common stock offered by it in this prospectus. Amounts in the “Ownership After Offering” columns represent the share ownership of the selling stockholder after completion of this offering based on the assumptions that (a) all 551,458 shares registered for resale by the registration statement of which this prospectus is a part will be sold and (b) that no other shares of our common stock are acquired by the selling stockholder or are sold prior to the completion of this offering by the selling stockholder. Percentage ownership numbers are based on 19,716,554 shares of common stock outstanding as of March 30, 2023.
	Ownership Before Offering			Ownership After Offering
Selling Stockholder	Number of shares of common stock beneficially owned	Percentage of common stock beneficially owned	Total number of shares of common stock offered	Number of shares of common stock beneficially owned	Percentage of common stock beneficially owned
Schladen Family Trust	564,582	2.9%	551,458	13,124	*%
Total	564,582	2.9%	551,458	13,124	*%

*
Represents less than 1%.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
TO NON-U.S. HOLDERS
The following summary is a description of the material U.S. federal income tax consequences relating to the purchase, ownership and disposition of our common stock by non-U.S. holders (as defined below) that acquire our common stock pursuant to this offering. The discussion is for general information only and does not consider all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership and disposition of our common stock by a non-U.S. holder in light of its personal circumstances. In particular, this discussion does not address the U.S. federal income tax consequences of ownership of our common stock by investors that do not hold our common stock issued pursuant to this offering as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment), or the U.S. federal income tax consequences to beneficial owners subject to special treatment under the U.S. federal income tax laws, such as:
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dealers in securities or currencies;

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certain electing traders in securities;

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corporations that accumulate earnings to avoid U.S. federal income tax;

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personal holding companies;

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grantor trusts;

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taxpayers who have elected mark-to-market accounting;

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regulated investment companies;

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real-estate investment trusts;

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persons acquiring, holding or disposing our common stock as part of a conversion, constructive sale, wash sale or other integrated transaction or a straddle or synthetic security;

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certain former citizens or long-term residents of the United States;

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foreign governments or international organizations;

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banks or other financial institutions;

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controlled foreign corporations and passive foreign investment companies, each as defined for U.S. federal income tax purposes;

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insurance companies;

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entities that are tax-exempt for U.S. federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts;

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persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and

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pass-through entities, including partnerships and entities and arrangements classified as partnerships for U.S. federal tax purposes, and beneficial owners of pass-through entities.

Non-U.S. holders subject to the special circumstances described above may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not include any non-U.S. tax laws or state or local tax laws that may be applicable to a particular investor and does not consider all aspects of U.S. federal tax law, such as estate and gift tax law or the tax consequences of the alternative minimum tax or the Medicare surtax on net investment income.
You are a “non-U.S. holder” of our common stock if you are a beneficial owner of our common stock and are not, for U.S. federal income tax purposes:
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an individual who is a citizen or resident of the United States;

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a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized or created in or under the laws of the United States, any state thereof or the District of Columbia;

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an estate, the income of which is subject to U.S. federal income tax regardless of the source of such income; or

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a trust (i) if a court within the U.S. is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of the trust, or (ii) that has a valid election in place to be treated as a U.S. person for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax consequences of such partnership and the partners in such partnership generally will depend on the status of each of the partners and the activities of the partnership. Partners of partnerships considering the purchase of our common stock are encouraged to consult with their independent tax advisors.
This summary is based upon the Code, existing and proposed Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all in effect as of the date hereof, all of which are subject to differing interpretations or change, possibly on a retroactive basis. Such a change could affect the continuing validity of this discussion and may adversely affect a non-U.S. holder. We have not obtained, and do not intend to obtain, a ruling from the Internal Revenue Service, or the IRS, with respect to the U.S. federal income tax consequences of purchasing, owning and disposing of our common stock and there can be no assurance that the IRS will not challenge one or more of the conclusions described herein.
IF YOU ARE CONSIDERING THE PURCHASE OF OUR COMMON STOCK, YOU ARE ENCOURAGED TO CONSULT WITH AN INDEPENDENT TAX ADVISOR REGARDING THE APPLICATION OF U.S. FEDERAL INCOME AND ESTATE TAX LAWS, AS WELL AS OTHER U.S. FEDERAL TAX LAWS AND THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION, TO YOUR PARTICULAR SITUATION. THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL TAX CONSIDERATIONS RELATED TO THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK BY NON-U.S. HOLDERS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE.
Dividend Distributions
Any distributions with respect to the shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and will be subject to U.S. federal withholding tax at a 30% rate or such lower rate as specified by an applicable income tax treaty, provided that such dividends are not effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a U.S. “permanent establishment” maintained by such non-U.S. holder). Distributions in excess of our current and accumulated earnings and profits (as determined under U.S. federal income tax principles) will first constitute a return of capital that is applied against and reduces (but not below zero) the non-U.S. holder’s adjusted tax basis in our common stock (determined on a share by share basis), and, to the extent such distribution exceeds the non-U.S. holder’s adjusted tax basis, the excess will be treated as gain realized on the sale or other disposition of our common stock as described below under “Sale, Exchange or Other Taxable Disposition of Common Stock.” Any such distributions will also be subject to the rules, regulations and obligations discussed below under the heading “FATCA.”
Under the terms of an applicable U.S. income tax treaty (if any), the withholding tax might not apply, or might apply at a reduced rate. A non-U.S. holder who wishes to claim the benefit of an applicable income tax treaty is required to satisfy applicable certification and disclosure requirements (generally by providing our paying agent or a relevant withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E). If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, such non-U.S. holder may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
Dividends that are effectively connected with the conduct of a non-U.S. holder’s trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S.

“permanent establishment” or “fixed base” maintained by such non-U.S. holder in the United States) are not subject to U.S. federal withholding tax if such non-U.S. holder provides our paying agent or a relevant withholding agent with an IRS Form W-8ECI, but generally will be subject to U.S. federal income tax on a net-income basis at applicable graduated individual or corporate rates, unless an applicable income tax treaty provides otherwise. A foreign corporation may be subject to an additional branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits attributable to such income.
Sale, Exchange or Other Taxable Disposition of Common Stock
Subject to the discussions below under “Information Reporting and Backup Withholding” and “FATCA,” any gain realized by a non-U.S. holder upon the sale, exchange or other taxable disposition of shares of our common stock generally will not be subject to U.S. federal income tax unless:
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that gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. “permanent establishment” or “fixed base” maintained by the non-U.S. holder);

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the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

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we are or have been a United States real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of (i) the five-year period ending on the date of disposition and (ii) the non-U.S. holder’s holding period for its shares of our common stock and, if shares of our common stock are “regularly traded on an established securities market,” the non-U.S. holder held, directly or indirectly, at any time during such period, more than 5% of our issued and outstanding common stock.

Gain described in the first bullet point above will be subject to U.S. federal income tax in the same manner as that of a U.S. person, unless an applicable income tax treaty provides otherwise. If such non-U.S. holder is a foreign corporation, such gain may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits attributable to such income. A non-U.S. holder described in the second bullet point above generally will be subject to a 30% U.S. federal income tax (or a lower applicable tax treaty rate) on the gain derived from the disposition which may be offset by certain U.S.-source capital losses claimed during the taxable year.
We believe that we are not and do not anticipate becoming a USRPHC for U.S. federal income tax purposes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. If we were a USRPHC, then so long as our common stock continued to be regularly traded on an established securities market within the meaning of the applicable Treasury regulations, only a non-U.S. holder who held more than 5% of our common stock at any time during the shorter of (i) its holding period and (ii) the five-year period preceding the date of disposition (a “greater-than-five-percent shareholder”) would be subject to U.S. federal income tax on the disposition of our common stock. In such case, a greater-than-five-percent shareholder generally would be subject to U.S. federal income tax on the net gain derived from the sale in the same manner as a U.S. person, unless an applicable income tax treaty provides otherwise. Such a non-U.S. holder generally would be required to file a U.S. federal income tax return in respect of such gain. No withholding would be required upon any sale or other taxable disposition of our common stock if it is regularly traded on an established securities market. If we were a USRPHC and our common stock ceased to be regularly traded on an established securities market, a non-U.S. holder would be subject to tax on any gain recognized on the sale or other taxable disposition of our common stock, and withholding, generally at a rate of 15%, on the gross proceeds thereof, regardless of such non-U.S. holder’s percentage ownership of our common stock. Non-U.S. holders are urged to consult their own tax advisors regarding the potential applicability of these rules, as well as any income tax treaty in their particular circumstances.
Information Reporting and Backup Withholding
We and other withholding agents generally must report annually to the IRS and to each non-U.S. holder of our common stock the amount of dividends or other distributions paid to non-U.S. holders on shares of our common stock and the amount of tax we and other withholding agents withhold on these distributions. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides, under the provisions of an applicable income tax treaty. Information reporting also is generally required with respect to the proceeds from sales and other dispositions of our common stock to or through the U.S. office (and in certain cases, the foreign office) of a broker, unless the non-U.S. holder establishes that it is not a U.S. person for U.S. federal income tax purposes.
A non-U.S. holder will not be subject to backup withholding (the current rate of which is 24%) on reportable payments the non-U.S. holder receives on shares of our common stock if the non-U.S. holder provides proper certification (usually on an IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8 or successor form) of its status as a non-U.S. person.
Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of shares of our common stock outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, information reporting will apply if a non-U.S. holder sells shares of our common stock outside the United States through a U.S. broker or a broker that is a controlled foreign corporation, a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or a foreign partnership that, at any time during its tax year, either is engaged in the conduct of a trade or business in the United States or has as partners one or more U.S. persons that, in the aggregate, hold more than 50% of the income or capital interests in the partnership. If a sale or other disposition is made through a U.S. office of any broker, the broker will be required to report the amount of proceeds paid to the non-U.S. holder to the IRS and to backup withhold on that amount unless the non-U.S. holder provides appropriate certification (usually on an IRS Form W-8BEN or IRS Form W-8BEN-E) to the broker certifying the non-U.S. holder’s status as a non-U.S. person or other exempt status.
Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is properly furnished to the IRS on a timely basis.
FATCA
Sections 1471 through 1474 of the Code and Treasury regulations thereunder (commonly referred to as “FATCA”) generally impose a 30% withholding tax on “withholdable payments,” which include dividends on our common stock and gross proceeds from the disposition of our common stock paid to (i) a foreign financial institution (as defined in Section 1471 of the Code) unless it agrees to collect and disclose to the IRS information regarding direct and indirect U.S. account holders and (ii) a non-financial foreign entity unless it certifies certain information regarding substantial U.S. owners of the entity, which generally includes any U.S. person who directly or indirectly owns more than 10% of the entity. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under U.S. Treasury regulations and IRS guidance, the withholding obligations described above apply to payments of dividends on our common stock. While these withholding obligations would also apply to payments of gross proceeds from a sale or other disposition of our common stock, proposed Treasury regulations, the preamble of which states that taxpayers may rely on the proposed regulations until final regulations are issued, would eliminate withholding on payments of gross proceeds (but not on payments of dividends).
We will not pay any additional amounts to non-U.S. holders in respect of any amounts withheld, including pursuant to FATCA. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. Prospective non-U.S. holders should consult their own tax advisors with respect to the potential tax consequences of FATCA.

PLAN OF DISTRIBUTION
The aggregate proceeds to the selling stockholder from the sale of the shares will be the purchase price less any discounts, commissions and expenses of the selling stockholder related to this offering. We expect that the selling stockholder will act independently of us in making decisions regarding the timing, manner and size of each sale. The selling stockholder reserves the right to accept and, together with its agents, to reject, any proposed purchase of shares to be made directly or through agents, for any reason, including if it deems the purchase price to be unsatisfactory at any particular time.
The shares offered by this prospectus may be sold from time to time to purchasers directly by the selling stockholder or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the selling stockholder or the purchaser(s) of the shares. These discounts, concessions or commissions may be in excess of those customary in the types of transaction involved.
The selling stockholder and any underwriters, broker-dealers or agents who participate in the sale or distribution of the shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. Underwriters are subject to certain statutory liabilities, including, but not limited to, those relating to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. If the shares are sold through underwriters or broker-dealers, the selling stockholder will be responsible for underwriting discounts or commissions or agent’s commissions. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the selling stockholder, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.
The shares offered in this prospectus may be sold in one or more transactions at fixed prices, prevailing market prices at the time of sale, prices related to such prevailing market prices, varying prices determined at the time of sale, or negotiated prices.
These sales may be effected in one or more transactions:
•
on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale, including the NASDAQ;

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in the over-the-counter market;

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in transactions otherwise than on such exchanges or services or in the over-the-counter market;

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in privately negotiated transactions, distributions or transfers (other than for value) by the selling stockholder to any corporation, partnership or other business entity that is a direct or indirect affiliate of the selling stockholder;

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in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

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in purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

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through the writing of options (including the issuance by the selling stockholder of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;

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through the settlement of short sales;

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through any combination of the foregoing; or

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in any other manner permitted by law.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with the sales of the shares, the selling stockholder may enter into hedging transactions. For example, the selling stockholder may:
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enter into transactions with a broker-dealer, an affiliate thereof or other third party in connection with which such other party may engage in sales of our common stock pursuant to this prospectus, in which case such other party may use shares of our common stock received from the selling stockholder to close out any short positions created;

•
sell our common stock short itself pursuant to this prospectus and use shares of our common stock held by it to close out its short positions;

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enter into option or other types of transactions that require the selling stockholder to deliver our common stock to a broker-dealer or an affiliate thereof or other third party, who may then resell or transfer the common stock pursuant to this prospectus; or

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loan or pledge our common stock to a broker-dealer or an affiliate thereof or other third party, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

A short sale of shares by a broker-dealer, financial institution or the selling stockholder would involve the sale of such shares that are not owned, and therefore must be borrowed, in order to make delivery of the security in connection with such sale. In connection with a short sale of shares, a broker-dealer, financial institution or selling stockholder may purchase shares on the open market to cover positions created by short sales. In determining the source of the shares to close out such short positions, the broker-dealer, financial institution or selling stockholder may consider, among other things, the price of shares available for purchase in the open market. At the time a particular offering of the shares is made, another prospectus supplement, if required, will be distributed, which will set forth the name of the selling stockholder, the aggregate amount of shares being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the selling stockholder and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers. Any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers or agents may be changed from time to time. To the extent that the shares offered pursuant to a prospectus supplement remain unsold, the selling stockholder may offer those shares on different terms pursuant to another prospectus supplement, if required. To our knowledge, there are currently no plans, arrangements or understandings between the selling stockholder and any broker-dealer, underwriter or agent regarding the sale of the common stock.
The selling stockholder may pledge or grant a security interest in some or all of its shares. If the selling stockholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, and we will amend, if necessary, the name of the selling stockholder to include the pledgee, transferee or other successors in interest as selling stockholder(s) under this prospectus. The selling stockholder also may transfer and donate the shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
The shares are listed on the NASDAQ under the symbol “BOOM”.
There can be no assurance that the selling stockholder will sell any or all of the shares under this prospectus. Further, we cannot assure you that the selling stockholder will not transfer, devise or gift the shares by other means not described in this prospectus. In addition, any shares covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. In addition, the selling stockholder may sell the common stock by any other legally available means. The shares may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.
The selling stockholder and any other person participating in the sale of the shares will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the shares by the selling stockholder and any other person. These provisions may restrict certain activities of, and limit the timing of, purchases by the selling stockholder or other persons or entities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in certain activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to special exceptions or exemptions. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of these limitations may affect the marketability of the shares and the ability of any person to engage in market-making activities with respect to the shares.
We have agreed to pay all of the expenses incidental to the registration of the shares to the public incurred by us, including the payment of federal securities law and state blue sky registration fees. We will not bear any underwriting discounts or commissions or transfer taxes relating to the sale of the shares nor any other fees or expenses incurred by the selling stockholder in connection with the registration of the shares.
Agents and underwriters may be entitled under agreements entered into with the selling stockholder to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, may engage in transactions with, or perform services for, us and the selling stockholder in the ordinary course of business.
Certain entities that may act as underwriters and their respective affiliates may have, from time to time, performed, and may perform in the future, various financial advisory and investment banking services for us, the selling stockholder and affiliates, for which they received or will receive customary fees and expenses.
We will not receive any proceeds from sales of any securities by the selling stockholder.
Once sold under the registration statement of which this prospectus forms a part, the common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS
Davis Graham & Stubbs LLP, Denver, Colorado, has provided its opinion on the validity of the securities offered by this prospectus.
EXPERTS
The consolidated financial statements of DMC Global Inc. incorporated by reference in DMC Global Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2022, and the effectiveness of DMC Global Inc.’s internal control over financial reporting as of December 31, 2022, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on authority of such firm as experts in accounting and auditing.

551,458 Shares
DMC Global Inc.
Common Stock
PROSPECTUS
March 31, 2023